Exhibit 99.1

For more information, contact:

Wendy C. Waugaman, Chief Executive Officer
(515) 457-1824, wcwaugaman@american-equity.com

John M. Matovina, Chief Financial Officer
(515) 457-1813, jmatovina@american-equity.com

FOR IMMEDIATE RELEASE	Julie L. LaFollette, Director of Investor Relations
May 3, 2012	(515) 273-3602, jlafollette@american-equity.com

Debra J. Richardson, Chief Administrative Officer
(515) 273-3551, drichardson@american-equity.com
AMERICAN EQUITY REPORTS FIRST QUARTER 2012 RESULTS

WEST DES MOINES, Iowa (May 2, 2012) - American Equity Investment Life Holding Company (NYSE: AEL), a leading underwriter of index and fixed rate annuities, today reported first quarter 2012 operating income1 of $29.8 million, or $0.46 per diluted common share, compared to first quarter 2011 operating income of $30.6 million, or $0.47 per diluted common share.
Performance highlights for the first quarter of 2012 include:

▪
Annuity sales for the first quarter of 2012 were $979 million (before coinsurance) compared to first quarter 2011 annuity sales of $1.3 billion (before coinsurance). First quarter 2011 benefited from sales in advance of a rate decrease implemented during that period.

▪	Total invested assets grew 15% to $24.0 billion at March 31, 2012 compared to total invested assets of $20.8 billion at March 31, 2011.

▪	Investment spread margin over the cost of money on annuity deposits remained steady at 2.93% for the first quarter of 2012 compared to 2.97% for the fourth quarter of 2011.

▪	Estimated risk-based capital (“RBC”) ratio at March 31, 2012 remained above target at 343%.

▪	Book value per outstanding common share (excluding Accumulated Other Comprehensive Income) grew to $16.24 at March 31, 2012 compared to $16.09 at December 31, 2011.

1     In addition to net income, American Equity has consistently utilized operating income, a non-GAAP financial measure commonly used in the life insurance industry, as an economic measure to evaluate its financial performance. See accompanying tables for reconciliations of net income to operating income and descriptions of reconciling items. See the Company's Quarterly Report on Form 10-Q for a more complete discussion of the reconciling items and their impact on net income for the periods presented. Net income was $10.5 million for the first quarter of 2012, compared to $31.3 million for the same period in 2011.

CONSISTENT SPREAD MANAGEMENT
    American Equity earned an investment spread margin over the cost of money on annuity deposits of 2.93% for the first quarter of 2012 compared to a spread of 2.97% for the fourth quarter of 2011. The spread remained relatively consistent despite a reduction in the average yield on invested assets to 5.61% for the first quarter of 2012 compared to 5.76% in the fourth quarter of 2011. This decrease was offset by a reduction in the aggregate cost of money on annuity liabilities to 2.68% in the first quarter of 2012 compared to 2.79% in the fourth quarter of 2011. The reduction in the cost of money reflects management actions to maintain spreads despite falling bond yields by adjusting new money and renewal crediting rates to policyholders.
On an adjusted basis the investment spread was 2.99% for the first quarter of 2012 compared to 2.98% in the fourth quarter of 2011. These adjustments reflect temporary or non-routine items which impact the spread during the quarter, including for the first quarter of 2012: the cost of liquidity from holding excess cash balances during the quarter (0.14%); the benefit from additional prepayment and fee income on commercial real estate mortgages, residential mortgage backed securities and corporate bonds (0.07%); and the benefit of holding call options in excess of the amount needed to fully fund index credits to policyholders (0.01%).
The average excess cash balance of $759 million during the first quarter of 2012 was higher than previous quarters due to calls from redemption of U.S. Government agency and other securities in the total amount of $1.9 billion with an average yield of 5.33%. Purchases of new fixed income securities during the first quarter of 2012 totaled $1.7 billion with an average yield of 4.35%, and new commercial mortgage loans totaling $59.2 million were made at an average yield of 5.42%.
Commented Wendy C. Waugaman, Chief Executive Officer and President: “We are very pleased to have maintained our investment spread near our 3.00% target during a time of sharp drops in yields available to us on new invested assets. We think this reflects our commitment to disciplined spread management, one of the cornerstones of American Equity's successful record of results. We think this sets us apart from our competitors, some of whom have struggled to navigate through this volatile economy.”
2012 SALES OUTLOOK
As expected, the pace of sales of new annuities was slower in the first quarter of 2012, with total sales for the quarter at $979 million compared to $1.3 billion in the first quarter of 2011. Sales volumes are typically lowest in the first quarter of each year; however in 2011, first quarter sales accelerated due to the implementation of a rate cut. In addition, the low rates available on new investments, as discussed above, have resulted in rate reductions to new purchasers which may be contributing to the slower rate of sales. Commented David J. Noble, founder and Executive Chairman:

“We are pleased with first quarter sales of $979 million, and we are neither surprised nor troubled that 2012 is off to a slower start. With invested assets exceeding $24 billion, we have significant earnings capacity and we expect to continue to grow assets whether sales come in faster or slower than expected. The market outlook for guaranteed retirement income products is bright and American Equity is well positioned to capitalize on market opportunities.”
OTHER OPERATING EXPENSES IMPACTED BY ACCOUNTING RULE CHANGE
The Company's other operating costs and expenses for the first quarter of 2012 increased by $4.2 million to $21.7 million from $17.5 million in the first quarter of 2011. Of this increase, $3.0 million is due to the impact of the Company's prospective adoption effective January 1, 2012 of revised accounting guidance for deferred policy acquisition costs. This revised accounting guidance requires the recognition of a current expense for certain costs which previously were capitalized and amortized over the expected life of the underlying policies. This change, including the impact on related amortization expense, reduced diluted earnings per share during the first quarter of 2012 by $0.03.
CAUTION REGARDING FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks and uncertainties. Statements such as “guidance”, “expect”, “anticipate”, “believe”, “goal”, “objective”, “target”, “may”, “should”, “estimate”, “projects” or similar words as well as specific projections of future results qualify as forward-looking statements. Factors that may cause our actual results to differ materially from those contemplated by these forward looking statements can be found in the company's Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.
CONFERENCE CALL
American Equity will hold a conference call to discuss first quarter 2012 earnings on Thursday, May 3, 2012, at 9 a.m. CST. The conference call will be webcast live on the Internet. Investors and interested parties who wish to listen to the call on the Internet may do so at www.american-equity.com.

The call may also be accessed by telephone at 866-770-7129, passcode 65635565 (international callers, please dial 1-617-213-8067). An audio replay will be available via telephone through May 24, 2012 at 1-888-286-8010, passcode 91581551 (international callers will need to dial 1-617-801-6888).
ABOUT AMERICAN EQUITY
American Equity Investment Life Holding Company, through its wholly-owned operating subsidiaries, is a full service underwriter of a broad line of fixed annuity and life insurance products, with a primary emphasis on the sale of index and fixed rate annuities. American Equity Investment Life Holding Company, a New York Stock Exchange Listed company (NYSE: AEL), is headquartered in West Des Moines, Iowa. For more information, please visit www.american-equity.com.

###

American Equity Investment Life Holding Company

Net Income/Operating Income (Unaudited)

	Three Months Ended March 31,
	2012	2011
	(Dollars in thousands, except per share data)
Revenues:
Traditional life and accident and health insurance premiums	$3,222	$2,916
Annuity product charges	19,393	16,962
Net investment income	326,910	292,128
Change in fair value of derivatives	259,161	148,653
Net realized losses on investments, excluding other than temporary impairment ("OTTI") losses	(6,076)	(1,193)
OTTI losses on investments:
Total OTTI losses	(1,781)	(5,100)
Portion of OTTI losses recognized from other comprehensive income	(1,100)	(1,471)
Net OTTI losses recognized in operations	(2,881)	(6,571)
Total revenues	599,729	452,895

Benefits and expenses:
Insurance policy benefits and change in future policy benefits	2,117	1,895
Interest sensitive and index product benefits (b)	139,123	159,665
Amortization of deferred sales inducements	16,710	30,692
Change in fair value of embedded derivatives	359,066	128,303
Interest expense on notes payable	6,995	7,907
Interest expense on subordinated debentures	3,586	3,466
Interest expense on amounts due under repurchase agreements	—	4
Amortization of deferred policy acquisition costs	34,284	55,223
Other operating costs and expenses	21,713	17,474
Total benefits and expenses	583,594	404,629
Income before income taxes	16,135	48,266
Income tax expense	5,664	16,923
Net income (b)	10,471	31,343
Net realized losses and net OTTI losses on investments, net of offsets	3,547	2,472
Net effect of derivatives and other index annuity, net of offsets	15,742	(3,241)
Operating income (a) (b)	$29,760	$30,574

Earnings per common share (b)	$0.18	$0.53
Earnings per common share - assuming dilution (a) (b)	$0.16	$0.48
Operating income per common share (a) (b)	$0.50	$0.52
Operating income per common share - assuming dilution (a) (b)	$0.46	$0.47

Weighted average common shares outstanding (in thousands):
Earnings per common share	59,701	59,182
Earnings per common share - assuming dilution	65,930	65,711

See notes on page 2.

American Equity Investment Life Holding Company

Operating Income
Three months ended March 31, 2012 (Unaudited)

		Adjustments
	As Reported	Realized Losses	Derivatives and Other Index Annuity	Operating Income (a)
	(Dollars in thousands, except per share data)
Revenues:
Traditional life and accident and health insurance premiums	$3,222	$—	$—	$3,222
Annuity product charges	19,393	—	—	19,393
Net investment income	326,910	—	—	326,910
Change in fair value of derivatives	259,161	—	(283,265)	(24,104)
Net realized losses on investments, excluding other than temporary impairment ("OTTI") losses	(6,076)	6,076	—	—
Net OTTI losses recognized in operations	(2,881)	2,881	—	—
Total revenues	599,729	8,957	(283,265)	325,421

Benefits and expenses:
Insurance policy benefits and change in future policy benefits	2,117	—	—	2,117
Interest sensitive and index product benefits	139,123	—	—	139,123
Amortization of deferred sales inducements	16,710	1,338	15,420	33,468
Change in fair value of embedded derivatives	359,066	—	(342,315)	16,751
Interest expense on notes payable	6,995	—	—	6,995
Interest expense on subordinated debentures	3,586	—	—	3,586
Interest expense on amounts due under repurchase agreements	—	—	—	—
Amortization of deferred policy acquisition costs	34,284	2,112	19,243	55,639
Other operating costs and expenses	21,713	—	—	21,713
Total benefits and expenses	583,594	3,450	(307,652)	279,392
Income before income taxes	16,135	5,507	24,387	46,029
Income tax expense	5,664	1,960	8,645	16,269
Net income	$10,471	$3,547	$15,742	$29,760

Earnings per common share	$0.18			$0.50
Earnings per common share - assuming dilution	$0.16			$0.46

(a)
In addition to net income, we have consistently utilized operating income, operating income per common share and operating income per common share - assuming dilution, non-GAAP financial measures commonly used in the life insurance industry, as economic measures to evaluate our financial performance. Operating income equals net income adjusted to eliminate the impact of net realized gains and losses on investments including net OTTI losses recognized in operations and fair value changes in derivatives and embedded derivatives. Because these items fluctuate from quarter to quarter in a manner unrelated to core operations, we believe measures excluding their impact are useful in analyzing operating trends. We believe the combined presentation and evaluation of operating income together with net income, provides information that may enhance an investor’s understanding of our underlying results and profitability.

(b)
Three months ended March 31, 2011 includes an adjustment recorded to single premium immediate annuity reserves which reduced interest sensitive and index product benefits by $4.2 million, increased net income and operating income by $2.7 million, increased earnings per common share and operating income per common share by $0.05 per share and increased earnings per common share - assuming dilution and operating income per common share - assuming dilution by $0.04 per share.